EXHIBIT 20.2

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

         On August 1, 1997, the Company acquired, for a purchase price of $63.6 million, Industrial Equipment Rentals, Inc., the parent company of Buckner Rental Service, Inc., (the "Buckner Acquisition").

         On January 1, 1988, the Company acquired, for a purchase price of $100 million, substantially all of the assets of Richbourg's Sales and Rentals, Inc. (the "Richbourg Acquisition").

         On May 28, 1998, the Company consummated an initial public offering of
6.7 million shares of Class A Common Stock (the "Offering") and a private offering of $100 million of 10.25% Senior Subordinated Notes (the "Private Debt Offering").

         The following table sets forth the unaudited pro forma consolidated balance sheet of the Company as of March 31, 1998, adjusted to give effect to
(i) the Argentina Acquisition and the financing of such acquisition; (ii) the Offering and the application of the estimated net proceeds therefrom; and (iii) the Private Debt Offering and the application of the estimated net proceeds therefrom; as if these transactions had occurred as of March 31, 1998. The second and third tables set forth the unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 1997 and the first quarter ended March 31, 1998, respectively, adjusted to give effect to (i) the Buckner Acquisition (August 1, 1997), the Richbourg Acquisition (January 2,
1998) (together, "Completed Acquisitions") and the financing of these acquisitions; (ii) the Argentina Acquisition and the financing of such acquisition; (iii) the Offering and the application of the estimated net proceeds therefrom; and (iv) the Private Debt Offering and the application of the estimated net proceeds therefrom, as if these transactions had occurred on the beginning of the periods presented. All acquisitions are accounted for using the purchase method of accounting. The unaudited pro forma consolidated financial data are based upon certain assumptions and estimates which are subject to change. These statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected future results. The unaudited pro forma consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto appearing in the Company's Form S-1 Registration Statement No. 333-48077.

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

                                    UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                 AS OF MARCH 31, 1998
                                                    (IN THOUSANDS)

                                                       ARGENTINA ACQUISITION
                                                       ---------------------                PRIVATE DEBT
                                          HISTORICAL                 PRO FORMA   OFFERING   OFFERING     PRO FORMA
                                          COMPANY(A)  HISTORICAL(A) ADJUSTMENTS ADJUSTMENTS ADJUSTMENTS AS ADJUSTED
                                          ---------   ------------  ----------  ----------- ----------- -----------
ASSETS
Cash and cash equivalents...............  $   2,620   $     344                                                 2,964
Accounts receivable, net................     27,792      17,599                                                45,391
Inventories.............................     14,767      13,832                                                28,599
Rental equipment, net...................    254,403      18,116                                            $  272,519
Property and equipment, net.............     27,738       8,843     $   29 (b)                                 36,610
Goodwill, net...........................     69,844          --     16,723 (c)                                 86,567
Intangible assets, net..................        448          --                                                   448
Prepaid expenses and other assets.......     10,664         301                                $ 3,000 (j)     13,965
                                          ---------   ---------                                            ----------
   Total assets.........................  $ 408,276   $  59,035                                             $ 487,063
                                         ==========   =========                                             =========

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Liabilities
  Accounts payable......................  $  18,427   $   9,159                                            $   27,586
  Accrued expenses......................     14,885         975         93 (d)                                 15,953
  Senior Credit Facility................    231,705          --     36,052 (e)   $ 13,332 (i)  (69,140)(k)    211,949
  Term loan payable.....................    100,000          --                  (100,000)(i)                      --
  Senior subordinated notes.............         --          --                                100,000 (k)    100,000
  Notes payable.........................     14,050      17,352                                (14,050)(k)     17,352
  Capitalized lease obligations.........      2,146          --                                                 2,146
  Deferred income taxes.................         --        1,71         (2)(f)                                  1,715
                                          ---------   ---------                                            ----------
   Total liabilities....................    381,213      29,203                                               376,701
                                          ---------   ---------                                            ----------
Redeemable preferred stock..............     10,950          --                                (10,950)(k)         --
                                          ---------   ---------                                            ----------
Minority interest.......................         --          --     10,441 (g)                                 10,441
                                          ---------   ---------                                            ----------
Common stockholders' equity.............     16,113      29,832    (29,832)(h)     86,668 (i)   (2,860)(k)     99,921
                                          ---------   ---------                                            ----------
   Total liabilities and common
    stockholders' equity................  $ 408,276   $  59,035                                            $  487,063
                                           ========   =========                                             =========

-------------------
(a) The following table presents the allocation of purchase price for each of the companies acquired or proposed to be acquired:

                                                          BUCKNER         RICHBOURG        ARGENTINA
                                                      ------------      ------------      -----------
    Purchase Price................................    $ 63,605,000      $100,000,000      $36,052,687
                                                      ------------      ------------      -----------
    Net Assets Acquired...........................      33,636,000        63,300,000       19,329,000
    Fair Value Adjustments:
     Rental Fleet.................................       1,019,000        (4,090,000)          --
                                                      ------------      -------------    ------------
    Goodwill......................................    $ 28,950,000      $ 40,790,000      $16,723,687
                                                      ============      ============     ============

(b) Adjustment for capitalized interest not recorded under Argentine GAAP.
(c) Adjustment reflects the allocation of the Argentina Acquisition purchase price of $36.1 million to the fair value of the net assets resulting in an increase of $16.7 million to goodwill. The historical carrying values of net assets acquired approximate fair value.
(d) Adjustment for vacation accrual not recorded under Argentine GAAP.
(e) Records acquisition consideration funded through the New Credit Facility in connection with the Argentina Acquisition.
(f) Adjustment for deferred income taxes not recorded under Argentine GAAP.
(g) Records minority interest.
(h) Records elimination of the stockholders' equity related to the Argentina Acquisition.
(i) Records the Offering and the application of the estimated net proceeds therefrom together with the proceeds from additional borrowings under the New Credit Facility to repay the Term Loan.
(j) Records deferred financing costs related to the Private Debt Offering.
(k) Records the Private Debt Offering and the application of the estimated net proceeds therefrom to repay the Mortgage, redeem the Series A Preferred Stock and reduce borrowings outstanding under the New Credit Facility with remaining proceeds.

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


            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        COMPLETED ACQUISITIONS                             ARGENTINA ACQUISITIONS
                                                     -----------------------------------                ---------------------------
                                                              HISTORICAL
                                           HISTORICAL -----------------------   PRO FORMA                                PRO FORMA
                                             COMPANY  INDUSTRIAL(A) RICHBOUORG ADJUSTMENTS  PRO FORMA    HISTORICAL     ADJUSTMENTS
                                           ---------- ------------  ---------  ----------   ---------    ---------      -----------
Revenues
 Rental revenue ............................  $68,056   $15,710      $28,894                $112,660      $ 19,919
 Equipment sales ...........................   50,578     2,468        6,510                  59,556        37,404
 Parts and service .........................   23,385     2,709          --                   26,094            --
                                              -------   -------      -------                --------      --------
  Total revenues ...........................  142,019    20,887       35,404                 198,310        57,323
                                              -------   -------      -------                --------      --------
Cost of revenues
 Cost of equipment sold ....................   40,766     1,750        1,956                  44,472        31,075
 Depreciation of rental equipment ..........   24,490     4,161       10,928    $ (83)(b)     39,496         6,108
 Maintenance of rental equipment ...........   19,748     2,799       10,714                  33,261         6,904
 Cost of parts and service .................   13,741     1,047         --                    14,788            --
                                              -------   -------      -------                --------       -------
Total cost of revenues .....................   98,745     9,757       23,598                 132,017        44,087
                                              -------   -------      -------                --------       -------
Gross profit ...............................   43,274    11,130       11,806                  66,293        13,236
                                              -------   -------      -------                --------       -------
Other operating expenses
 Selling, general and administrative
  expenses .................................   30,129     8,616        4,160                  42,905         4,606       $    30 (h)
 Other depreciation and amortization .......    2,548       855          880    1,372 (c)      5,655           431           400 (i)
 Officer stock option compensation(d) ......    4,400      --           --                     4,400            --
                                              -------   -------      -------                --------       -------
  Total other operating expenses ...........   37,077     9,471        5,040                  52,960         5,037
                                              -------   -------      -------                --------       -------
Income from operations .....................    6,197     1,659        6,766                  13,333         8,199
                                              -------   -------      -------                --------       -------
Other (income) expense
 Interest expense ..........................   11,976     1,862        2,406    7,357 (e)     23,601         1,118         3,237 (j)
 Amortization of debt issue costs ..........    2,362        21         --      1,125 (f)      3,508            --
 Other (income) expense ....................     --         260         (140)                    120            48
                                              -------   -------      -------                --------       -------
  Total other expense, net .................   14,338     2,143        2,266                  27,229         1,166
                                              -------   -------      -------                --------       -------
Income (loss) before (provision for)
 benefit from income taxes and
 extraordinary item ........................   (8,141)     (484)       4,500                 (13,896)        7,033
(Provision for) benefit from
 income taxes ..............................    1,748        80         --      1,976 (g)      3,804        (2,013)        1,364 (k)
                                              -------   -------      -------                --------      --------
Income (loss) before extraordinary item and
 minority interest .........................   (6,393)     (404)       4,500                 (10,092)        5,020
Minority interest ..........................     --        --           --                        --            --        (1,757)(l)
                                              -------   -------      -------                --------       -------
Income (loss) before extraordinary item .... $ (6,393)   $ (404)      $4,500               $ (10,092)     $  5,020
                                             ========    ======       ======               =========      ========
Basic and diluted Earnings per common share:

 Income (loss) before Extraordinary Item ...                                                $  (2.07)
                                                                                            =========
Weighted average common shares
outstanding ................................                                                   8,465
                                                                                            ========

                                                       PRIVATE DEBT
                                            OFFERING     OFFERING      PRO FORMA
                                           ADJUSTMENTS  ADJUSTMENTS   AS ADJUSTED
                                          -----------  -------------  ------------
 Revenues
 Rental revenue ............................                           $ 132,579
 Equipment sales ...........................                              96,960
 Parts and service .........................                              26,094
                                                                      ----------
  Total revenues ...........................                             255,633
                                                                      ----------
Cost of revenues
 Cost of equipment sold ....................                              75,547
 Depreciation of rental equipment ..........                              45,604
 Maintenance of rental equipment ...........                              40,165
 Cost of parts and service .................                              14,788
                                                                      ----------
Total cost of revenues .....................                             176,104
                                                                      ----------
Gross profit ...............................                              79,529
                                                                      ----------
Other operating expenses
 Selling, general and administrative
  expenses .................................                              47,541
 Other depreciation and amortization .......                               6,486
 Officer stock option compensation(d) ......                               4,400
                                                                     -----------
  Total other operating expenses ...........                              58,527
                                                                     -----------
Income from operations .....................                              21.102
                                                                     -----------
Other (income) expense
 Interest expense .......................... (7,801)(m) $ 2,763 (n)       22,918
 Amortization of debt issue costs ..........               (825)(o)        2,683
 Other (income) expense ....................                                 168
                                                                      ----------
  Total other expense, net .................                              25,769
                                                                      ----------
Income (loss) before (provision for)
 benefit from income taxes and
 extraordinary item ........................                              (4,667)
(Provision for) benefit from
 income taxes .............................. (2,925)(g)     727 (g)          957
                                                                      ----------

 Income (loss) before extraordinary item and
 minority interest .........................                              (3,710)
Minority interest ..........................                              (1,757)
                                                                      ----------
Income (loss) before extraordinary item ....                           $  (5,469)
Basic and diluted Earnings per common share:                           =========

 Income (loss) before Extraordinary Item ...                           $    (.26)
                                                                       =========
Weighted average common shares
 outstanding ................................                             21,165
                                                                       =========


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


                                                   UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                                          FOR THE FIRST QUARTER ENDED MARCH 31, 1998
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          ARGENTINA ACQUISITION
                                                         ----------------------                 PRIVATE DEBT
                                             HISTORICAL              PRO FORMA       OFFERING      OFFERING      PRO FORMA
                                              COMPANY    HISTORICAL  ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS    AS ADJUSTED
                                             ---------   ----------  -----------    ------------   -----------   -----------

Revenues

 Rental revenues........................  $    29,923     $ 5,751                                                $  35,674
 Equipment sales........................       23,448       7,448                                                   30,896
 Parts and service......................        8,994          --                                                    8,994
                                          -----------     -------                                                ---------
 Total revenues.........................       62,365      13,199                                                   75,564
                                          -----------     -------                                                ---------

Cost of revenues

 Cost of equipment sold.................       16,699       5,701                                                   22,400
 Depreciation of rental equipment.......       11,321       1,228                                                   12,549
 Maintenance of rental equipment........        8,268       2,243                                                   10,511
 Cost of parts and service..............        5,996          --                                                    5,996
                                          ------------    -------                                                ---------
  Total cost of revenues................       42,284       9,172                                                   51,456
                                          -----------     -------                                                ---------

Gross profit............................       20,081       4,027                                                   24,108
                                          -----------      ------                                                ---------

Other operating expenses(d)
 Selling, general and administrative
   expenses.............................       12,025       1,148    $   306 (h)                                    13,479
 Other depreciation and amortization....        1,749          52        105 (i)                                     1,906
                                          -----------      ------                                                ---------
  Total other operating expenses........       13,774       1,200                                                   15,385
                                          -----------      ------                                                ---------
Income from operations..................        6,307       2,827                                                    8,723
                                          -----------      ------                                                ---------
Other (income) expense
 Interest expense.......................        7,556         316        798 (j)   $(1,950)(m)     $ 691 (n)         7,411
 Amortization of debt issue costs.......        1,865          --                                   (206)(o)         1,659
 Other income...........................          --          (72)                                                     (72)
                                          -----------     -------                                                ---------
  Total other expense, net..............        9,421         244                                                    8,998
                                          -----------     -------                                                ---------
Income (loss) before (provision for)
 benefit from income taxes...............      (3,114)      2,583                                                     (275)
(Provision for) benefit from income
  taxes.................................        1,168        (818)       338 (k)      (731) (g)      182 (g)           139
                                          -----------    --------                                                ---------
Income (loss) before minority interest..       (1,946)      1,765                                                     (136)
Minority interest.......................           --          --       (618)(l)                                      (618)
                                          -----------     -------                                                ---------
Net income (loss) before extraordinary
  item..................................  $    (1,946)   $  1,765                                                  $  (754)
                                          ============   ========                                                =========

Basic and diluted earnings per common
  share
 Net income (loss) before extraordinary
    items per common share..............                                                                         $    (.04)
                                                                                                                 =========
Weighted average common shares
  outstanding...........................                                                                            21,165 (p)
                                                                                                                 =========

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


------------
(a) Reflects seven months of operations prior to the Buckner Acquisition in August 1997.
(b) Reflects the adjustment of Buckner's historical depreciation expense to conform to the Company's depreciation policy adopted on Jan. 1997.
(c) Records the increase in amortization of goodwill, using an estimated life of 40 years, of $0.4 million and $1.0 million attributable to the Buckner and Richbourg Acquisitions, respectively.
(d) No effect has been given to the officer stock option compensation expense to be recognized in connection with the increase in market value of the Company resulting from the consummation of the Offering.
(e) Records interest expense related to the portion of the Acquisitions funded through borrowings under the Term Loan and Senior Credit Facility using the Company's historical rate of 9.0% per annum and eliminates interest expense related to indebtedness of the acquired companies which was not assumed by the Company.
(f) Records the amortization of debt issue costs related to the Term Loan.
(g) Adjusts historical income taxes expense to reflect an estimated rate of 38%.
(h) Adjustment for vacation accrual not recorded under Argentine GAAP.
(i) Records the increase in amortization of goodwill, using an estimated life of 40 years, attributable to the Argentina Acquisition.
(j) Adjustment for capitalized interest not recorded under Argentine GAAP and records interest expense related to the portion of the Argentina Acquisition funded through borrowings under the Senior Credit Facility, using the Company's historical rate of 9.0% per annum.
(k) Adjustment for deferred income taxes not recorded under Argentine GAAP and records a provision for income taxes at an estimated rate of 38%.
(l) Records minority interest.
(m) Reduces interest expense resulting from a reduction of debt outstanding from the use of proceeds of the Offering.
(n) Records net change in interest expense related to the Private Debt Offering at an assumed rate of 10.25% and the application of the net proceeds therefrom.
(o) Eliminates deferred financing costs that would not have been incurred and records deferred financing costs related to the Private Debt Offering.
(p) Assumes exchange by GE Capital of the Series B and Series C Cumulative Convertible Preferred Stock for Class B Common Stock, liquidation value $11.67, as if this transaction had occurred on January 1, 1998.

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